AMENDMENT TWO
                            TO SUBADVISORY AGREEMENT

Schedule A of the Subadvisory Agreement between RiverSource Investments, LLC ("RiverSource Investments") and Turner Investment Partners, Inc. ("Subadviser") dated April 7, 2003, is amended as of November 11, 2005 to read as follows:

     Compensation pursuant to Paragraph 4 of the Subadvisory Agreement shall be calculated in accordance with the following schedule, with respect to assets that are subject to the Subadviser's investment discretion in the following funds:

     For RiverSource Small Cap Growth Fund (formerly AXP Partners Small Cap Growth Fund), a series of AXP Strategy Series, Inc. (agreement between the Fund and RiverSource Investments dated December 1, 2002)

                Average Daily Net Assets*                     Rate
                --------------------------------------------------
                First $50 million                             60 bp
                Next $150 million                             55 bp
                Thereafter                                    50 bp

     For the combined assets of:
     RiverSource Aggressive Growth Fund (formerly AXP Partners Aggressive Growth
     Fund), a series of AXP Partners Series, Inc. (agreement between the Fund and RiverSource Investments dated January 9, 2003), and
     RiverSource Strategy Aggressive Fund, a series of AXP Strategy Series, Inc. (agreement between the Fund and RiverSource Investments dated December 1,
     2002)
                Average Daily Net Assets*                     Rate
                --------------------------------------------------
                First $100 million                            55 bp
                Next $100 million                             45 bp
                Next $200 million                             40 bp
                Thereafter                                    38 bp

       ---------------------------
       *When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate, e.g. if average daily net assets for RiverSource Aggressive Growth Fund are $150 million, a rate of 55 bp would apply to $100 million and a rate of 45 bp would apply to $50 million.

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In witness whereof, the parties have caused this Amendment to be executed by their officers designated below.

RIVERSOURCE INVESTMENTS, LLC                TURNER INVESTMENT
                                            PARTNERS, INC.



By: /s/ Paula R. Meyer                      By: /s/ Thomas Trala, Jr.
    ---------------------                       ----------------------
          Signature                                   Signature

        Paula R. Meyer                      Name:   Thomas Trala, Jr.
        Senior Vice President                      -------------------
                                                      Printed

                                            Title:  COO/CFO
                                                   -------------------
                                                      Printed